UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
September 25, 2007
Date of Report
AVERY DENNISON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1 -7685	95-1492269

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 North Orange Grove Boulevard Pasadena, California	91103

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (626) 304-2000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
On September 20, 2007, ADOP Company (the “Company”), a wholly-owned subsidiary of Avery Dennison Corporation (“Avery Dennison”), entered into a purchase agreement (the “Purchase Agreement”) to sell $250,000,000 aggregate principal amount of its 6.625% Guaranteed Notes due 2017 (the “Notes”) to J.P. Morgan Securities Inc., Banc of America Securities LLC and Barclays Capital (collectively, the “Initial Purchasers”). The net proceeds from the offering were approximately $247,200,000.
The closing of the sale of the Notes occurred on September 25, 2007. The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Initial Purchasers then sold the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement.
The Notes are governed by an indenture, dated as of September 25, 2007 (the “Indenture”), between the Company, Avery Dennison and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”). A copy of the Indenture is attached hereto as Exhibit 99.1, and is hereby filed; the descriptions of the Indenture and the Notes in this report are summaries and are qualified in their entirety by the terms of the Indenture and Notes, respectively.
The Notes will bear interest at a rate of 6.625% per year, payable semiannually in arrears in cash on April 1 and October 1 of each year, beginning on April 1, 2008. The Notes will mature on October 1, 2017.
The Company may redeem some or all of the Notes at any time, at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest to the redemption date and an applicable make-whole amount as described in the Indenture. If a change of control triggering event as described in the Indenture occurs, unless the Company has exercised its option to redeem the Notes, it will be required to repurchase the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the repurchase date.
The Notes will be the Company’s unsecured and unsubordinated obligations and rank equal in right of payment to all of the Company’s existing and future subordinated indebtedness and effectively subordinated in right of payment to all of its subsidiaries’ obligations (including secured and unsecured obligations) from time to time outstanding. Avery Dennison will guarantee payment of principal of, and premium, if any, or make-whole amount, if any, and interest on, the Notes. The guarantees will be unsecured and unsubordinated obligations of Avery Dennison and will rank equally with its other unsecured and unsubordinated indebtedness from time to time outstanding.
Section 2 — Financial Information
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosures set forth in Item 1.01 pertaining to the Notes are incorporated herein by reference.
Section 8 — Other Events
Item 8.01. Other Events.
On September 20, 2007, Avery Dennison and the individuals named in the suit described herein entered into a settlement agreement with Ronald E. Dancer. Pursuant to the agreement, Mr. Dancer’s purported class action in the United States District Court for the Central District of California alleging breaches of fiduciary duty under the Employee Retirement Income Security Act to Avery Dennison’s Employee Savings Plan and Plan participants was dismissed with prejudice, and Avery Dennison agreed, among other things, to not make certain amendments to its Employee Savings Plan for at least three years, and to pay certain immaterial expenses.
Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Document Description
99.1
Indenture related to the 6.625% Guaranteed Notes due 2017, dated as of September 25, 2007, between ADOP Company, as issuer, Avery Dennison Corporation, as guarantor, and The Bank of New York Trust Company, N.A., as trustee.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVERY DENNISON CORPORATION
Date: September 28, 2007	By:	/s/ Daniel R. O’Bryant
		Name:	Daniel R. O’Bryant
		Title:	Executive Vice President, Finance and Chief Financial Officer

EXHIBIT LIST

Exhibit No.	Description

99.1	Indenture dated September 25, 2007.